Exhibit 99.1

Continental Resources Reports 76 Percent Production Increase In Second Quarter 2012 Versus Second Quarter 2011

Production Reaches Record 100,000 Barrels of Oil Equivalent per Day in June

Company Estimates Mid-2012 Proved Reserves at 610 Million Barrels of Oil Equivalent

OKLAHOMA CITY, July 26, 2012 /PRNewswire/ — Continental Resources, Inc. (NYSE: CLR) announced today it expects to report record total production of 94,852 barrels of oil equivalent per day (Boepd) for the second quarter ended June 30, 2012, a 76 percent increase over production of 53,984 Boepd for the second quarter of 2011.

The Company’s strong second quarter production represents an 11 percent increase over production of 85,526 Boepd in the first quarter of 2012.

“We passed the 100,000 Boepd milestone in June,” said Harold Hamm, Chairman and Chief Executive Officer. “We’re hitting on all cylinders, with drilling cycle times continuing to be very favorable.”

Crude oil represented 68.8 percent of Continental’s second quarter 2012 production.

During the quarter, production exceeded sales by 147,000 barrels of oil as a result of the Company placing oil in storage in anticipation of higher prices.

The Company expects to report an average realized oil price of $80.56 per barrel and an average realized natural gas price of $3.51 per Mcf for the second quarter of 2012, yielding an average realized price of $61.69 per Boe (barrels of oil equivalent).

Continental’s oil price differential was $12.63 per barrel for the quarter. June’s differential was $9.37 per barrel, versus April’s differential of $18.36 per barrel. The Company now expects its 2012 oil differential will be in a range of $11 to $13 per barrel for the year as a whole.

The Company’s natural gas price differential for second quarter 2012 was a premium of $1.29 per Mcf, reflecting the high liquids content of its natural gas. Guidance for the year is a premium ranging from $1 to $1.50 per Mcf.

Continental expects to report a $7.1 million realized loss on derivatives and a $479 million unrealized mark-to-market gain on derivatives for the second quarter of 2012.

The Company expects to report capital expenditures (excluding acquisitions) of $827 million for the second quarter of 2012. Continental is evaluating its capital expenditures budget for the second half of the year. Key considerations include improved drilling cycle times, higher oil prices since mid-June, and higher average working interests in wells (operated and non-operated) as a result of acquisitions and accretion of tangential interests.

Continental has embarked on a cost-reduction program to reduce non-operated and operated well costs. Efforts to date have not met internal expectations, and a more in-depth program is being instituted. In terms of operated wells, the Company has released its least-efficient rigs and completion crews to improve cost performance.

“We’re clearly ahead of plan on production growth. Our focus now is on driving down drilling and completion costs and reducing oil transportation costs,” Mr. Hamm said.

Proved Reserves Increase to 610 Million Boe

Continental announced a 20 percent increase in proved reserves to 610 MMBoe at June 30, 2012, based on its internal evaluation. This compared with the total proved reserves of 508 MMBoe at year-end 2011 and 421 MMBoe at June 30, 2011. The increase in the first half of 2012 resulted from extensive drilling activity in the Bakken play of North Dakota and Montana and the Anadarko Woodford play in Oklahoma.

Bakken Well Results

In terms of Continental-operated wells, the Company completed 64 gross (43 net) wells in the Bakken in the second quarter of 2012, with 58 gross (38 net) wells in North Dakota and 6 gross (5 net) wells in Montana.

Continental continues to realize strong initial per-well production rates in the Bakken, in line with expectations. Initial one-day test results for the Company’s top five wells in North Dakota in second quarter 2012 ranged from 2,521 gross Boepd to 1,402 Boepd.

Anadarko Woodford Well Results

In terms of Continental-operated wells, the Company completed 20 gross (17 net) wells in the Woodford play in the second quarter of 2012.

Initial production rates for the Company’s top five Anadarko Woodford wells in second quarter 2012 ranged from 1,228 Boepd (21 percent oil) to 857 Boepd (13 percent oil), in line with expectations.

During the second quarter of 2012, Continental also completed its second long-lateral Anadarko Woodford well, the Shorty’s Place 1-2XH (75% WI) in Blaine County. The well flowed 678 Boepd (62% oil) in its initial one day test.

Continental plans to announce complete second quarter 2012 operating and financial results after the close of market trading on Wednesday, August 8, 2012.

About Continental Resources

Continental Resources is a Top 10 petroleum liquids producer in the United States and the largest leaseholder in the nation’s premier oil play, the Bakken Play of North Dakota and Montana. Based in Oklahoma City, the company also has a leading presence in the Anadarko Woodford Play of Oklahoma and the Red River Units Play of North Dakota, South Dakota and Montana. Founded in 1967, Continental’s growth strategy has focused on crude oil since the 1980s. The company reported total revenues of $1.6 billion for 2011 and is ahead of plan to triple production and proved reserves from 2009 to 2014. Visit www.CLR.com for more information.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Other than historical facts included in this press release, all information regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

CONTACTS: Continental Resources, Inc.

Investors	Media
Warren Henry, VP Investor Relations	Kristin Miskovsky, VP Public Relations
405-234-9127	405-234-9480
Warren.Henry@CLR.com	Kristin.Miskovsky@CLR.com